Exhibit 99.1

DATE:	October 10, 2008

CONTACT:	Alan W. Dakey
President & CEO
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC.

COMMON STOCK REPURCHASE PROGRAM INITIATED

(Millersburg, PA) – The Board of Directors of Mid Penn Bancorp, Inc. (AMEX: MPB), parent company of Mid Penn Bank, is pleased to announce the approval of a plan to purchase, in open market and privately negotiated transactions, up to Fifty Thousand (50,000) shares of its outstanding common stock. In announcing the plan, Alan W. Dakey, President and Chief Executive Officer of Mid Penn Bancorp, Inc. stated that the Board of Directors believes the opportunity to purchase Mid Penn Bancorp, Inc.’s common stock represents an attractive opportunity for the Corporation and its shareholders. The purchases are expected to be funded by using available excess capital.

Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

Mid Penn Bancorp, Inc., through its subsidiary Mid Penn Bank, currently operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn’s website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available.

In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis, as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.